UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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TRANS1 INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANS1 INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2008

TO OUR STOCKHOLDERS:

You are cordially invited to the Annual Meeting of Stockholders of TRANS1 INC., a Delaware corporation. The Annual Meeting will be held on Wednesday, June 4, 2008 at 10:00 a.m., local time, at our headquarters located at 411 Landmark Dr., Wilmington, North Carolina 28412 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1. To elect two Class I directors to serve for a term of three years expiring upon the 2011 Annual Meeting of Stockholders or until his or her successor is elected;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the Proxy Statement accompanying this notice.

Only our stockholders of record at the close of business on April 23, 2008 are entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, there are three ways to vote your shares by proxy: call the toll-free number listed on the accompanying proxy; visit the Internet site address listed on the accompanying proxy; or complete, sign and date the proxy and return it in the envelope provided. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

FOR THE BOARD OF DIRECTORS

/s/ Richard Randall
Richard Randall
President and Chief Executive Officer

Wilmington, North Carolina
April 25, 2008

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
OTHER MATTERS

TRANS1 INC.

PROXY STATEMENT FOR THE 2008
ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of TranS1 Inc. for use at our Annual Meeting of Stockholders to be held Wednesday, June 4, 2008 at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our headquarters located at 411 Landmark Dr., Wilmington, North Carolina 28412. The telephone number at that location is (910) 332-1700.

These proxy solicitation materials and our annual report for the year ended December 31, 2007, including financial statements, were first mailed on or about April 30, 2008 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding as of the Record Date

The record date for determining those stockholders entitled to notice of, and to vote at, our Annual Meeting has been fixed as the close of business on April 23, 2008 (the “Record Date”). The shares of our common stock are our only class of voting securities. As of the Record Date, approximately 20,130,961 shares of our common stock were issued and outstanding and held of record by approximately 79 stockholders.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

Stockholders may vote by proxy or in person at the Annual Meeting. To vote by proxy, stockholders may: call the toll-free number listed on the accompanying proxy; visit the Internet site address listed on the accompanying proxy; or complete, sign and date the proxy and return it in the envelope provided. The Internet and telephone voting facilities will close at 11:59 p.m., local time, on June 3, 2008. Stockholders who vote by Internet or telephone need not return a proxy card by mail. If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee (each, a “Nominee”), then your Nominee, as the record owner of the shares, must vote those shares in accordance with your instructions. Please refer to the instruction card they provide for voting your shares.

The cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-votes

Quorum

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the Record Date will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting who will determine whether or not a quorum is present. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present.

Abstentions

When an eligible voter attends the Annual Meeting but decides not to vote, his or her decision not to vote is called an “abstention.” Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum vote required for approval of the proposal is a plurality (or a majority or some other percentage) of the votes actually cast, and thus will have no effect on the outcome; and

•	abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

Broker Non-Votes

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker does not receive voting instructions from the beneficial owner, and (ii) the broker lacks discretionary authority to vote the shares. We will treat broker non-votes as follows:

•	broker non-votes will not be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote (even though the same shares may be considered present for quorum purposes and may be entitled to vote on other matters). Thus, a broker non-vote will not affect the outcome of the voting on a proposal the passage of which requires the affirmative vote of a plurality (or a majority or some other percentage) of (i) the votes cast or (ii) the voting power present and entitled to vote on that proposal; and

•	broker non-votes will have the same effect as a vote against a proposal the passage of which requires an affirmative vote of the holders of a majority (or some other percentage) of the outstanding shares entitled to vote on such proposal.

Vote Required

Proposal No. 1:  Directors are elected by a plurality of votes cast, so the two nominees who receive the most votes will be elected. Abstentions will not be taken into account in determining the election of directors and broker non-votes will not result because the election of directors is a discretionary matter.

Proposal No. 2:  Ratification of the independent registered public accounting firm will require an affirmative vote of a majority of shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against the ratification and the proposal. Because the ratification of the independent registered public accounting firm is a discretionary matter, broker non-votes will not result for this item.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Class I directors, for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2008, and as the proxy holders deem advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the items not marked.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to Secretary, TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412, in writing prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.

Other Business and Stockholder Proposals

Other Business

Except as otherwise set forth in this Proxy Statement, we do not intend to present any other business for action at the Annual Meeting and do not know of any other business to be presented by others.

Stockholder Proposals

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.  In order to include information with respect to a stockholder proposal in the Company’s proxy statement and form of proxy for a stockholders’ meeting, stockholders must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Under Rule 14a-8, a stockholder’s proposal must be received at our principal executive offices not less than 120 calendar days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the preceding year’s annual meeting. Thus, in order for a stockholder’s proposal to be considered for inclusion in the Company’s proxy statement and proxy card for the 2009 annual meeting, the proposal must be received at our corporate offices on or before December 30, 2008, unless the date of our 2009 annual meeting is more than 30 days before or after June 4, 2009, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals.  A stockholder recommendation for nomination of a person for election to our Board of Directors or a proposal for consideration at our 2009 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Compliance with our bylaw requirements will entitle the proposing stockholder only to present such nominations or proposals before the meeting, not to have the nominations or proposals included in the Company’s proxy statement or proxy card. Any such nomination or proposal may be made only by persons who are stockholders of record on the date on which such notice is given and on the record date for determination of stockholders entitled to vote at that meeting. In addition, no such nomination or proposal may be brought before an annual meeting by a stockholder unless that stockholder has given timely written notice in proper form of such nomination or proposal to the Secretary of the Company, as more particularly set forth in Article II of our bylaws. Any stockholder desiring to submit a nomination or proposal for action at our 2009 annual meeting of stockholders should deliver the proposal to our Secretary at our corporate office no earlier than February 4, 2009 and no later than March 6, 2009, in order to be presented at that annual meeting.

The full text of the bylaw provisions referred to above (which also set forth requirements and limitations as to stockholder nominations or proposals to be considered at any special meeting) may be obtained by contacting the Company’s Secretary at TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412, by telephone at (910) 332-1700, or by facsimile at 910-332-1701.

Stockholders Sharing the Same Last Name and Address

Some banks, brokers and other nominee record holders may be participating in a practice known as “householding,” which means that only one copy of the proxy statement and annual report will be sent to multiple stockholders who share the same address. Householding is designed to reduce printing and postage costs and, therefore, results in cost savings for the Company. If you receive a householded mailing this year and would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please contact your bank, broker or other nominee record holder, or submit your request to Secretary, TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 5, 2008, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of the named executive officers named in the Summary Compensation Table, and (iv) all of our directors and named executive officers as a group.

		Approximate
		Percentage of
	Amount And Nature of	Shares Beneficially
Name And Address of Beneficial Owner(1)	Beneficial Ownership(2)	Owned(2)

5% Stockholders
Advanced Technology Ventures and Affiliated Entities(3)	2,590,906	13.0%
Delphi Ventures and Affiliated Entities(4)	2,258,634	11.3%
Cutlass Capital and Affiliated Entities(5)	1,996,360	10.0%
Sapient Capital, L.P.(6)	1,613,090	8.1%
Thomas Weisel Healthcare Venture Partners, L.P.(7)	1,029,545	5.2%
Andrew Cragg, M.D.(8)	1,126,239	5.6%
FMR LLC and Edward C. Johnson 3d(9)	1,695,322	8.5%
Named Executive Officers and Directors
Richard Randall	671,023	3.4%
Michael Luetkemeyer	—	—
Rick Simmons(10)	157,599	*
Robert Assell(11)	156,112	*
Robert Martin	—	—
Michael Carusi(12)	2,590,906	13.0%
Mitchell Dann(13)	1,616,090	8.1%
Jonathan Osgood(14)	1,996,360	10.0%
James Shapiro(15)	1,029,545	5.2%
Joseph Slattery	—	—
All executive officers and directors as a group (10 persons)(16)	8,217,635	40.6%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each stockholder is c/o TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412-6303.

(2)	This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G, as well as Forms 4, filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 19,948,698 shares of common stock outstanding as of March 5, 2008. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of March 5, 2008, are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws.

(3)	Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2008. Consists of (i) 2,427,307 shares held by Advanced Technology Ventures VII, L.P. (“ATV VII”), (ii) 97,407 shares held by Advanced Technology Ventures VII (B), L.P. (“ATV VII-B”), (iii) 46,820 shares held by Advanced Technology Ventures VII (C), L.P. (“ATV VII-C”), (iv) 14,463 shares held by ATV Entrepreneurs VII, L.P. (“ATV VII-E” and together with ATV VII, ATV VII-B, and ATV VII-C, collectively referred to as the

“ATV VII Entities”), and (v) 4,909 shares held by ATV Alliance 2002, L.P. (“ATV A 2002” and together with the ATV VII Entities, the “ATV Entities”). The ATV Entities disclaim status as a “group.” ATV Associates VII, L.L.C. (“ATV A VII”) is the general partner of each of the ATV VII Entities and exercises voting and dispositive authority over the shares held by the ATV VII Entities. ATV Alliance Associates, L.L.C. (“ATV Alliance”) is the sole general partner of ATV A 2002 and exercises voting and dispositive authority over the shares held by ATV A 2002. Voting and dispositive decisions of ATV A VII are made by a board of six managing directors (the “ATV Managing Directors”), including Michael Carusi, one of our directors. Each of the ATV Managing Directors disclaims beneficial ownership of the shares held by the ATV VII Entities. Voting and dispositive decisions of ATV Alliance are made by its sole manager, Jean George, who disclaims beneficial ownership of the shares held by ATV A 2002. Each of ATV A VII and ATV Alliance disclaims beneficial ownership of any shares held by any of the ATV Entities. The address for Advanced Technology Ventures is 1000 Winter Street, Suite 3700, Waltham, MA 02451.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2008. Consists of (i) 2,236,272 shares held by Delphi Ventures VI, L.P., and (ii) 22,362 shares held by Delphi BioInvestments VI, L.P. (together, the “Delphi Funds”). Delphi Management Partners VI, LLC is the general partner of each of the Delphi Funds. The managing members of Delphi Management Partners VI, LLC are James J. Bochnowski, David L. Douglass, Douglas A. Roeder, John F. Maroney and Deepika R. Pakianathan (collectively, the “Managing Members”). Delphi Management Partners VI, LLC may be deemed to have sole power to vote these shares, and the Managing Members may be deemed to have shared power to vote these shares. Delphi Management Partners VI, LLC and each of the Managing Members disclaims beneficial ownership except to the extent of any indirect pecuniary interest therein. The address for all entities and individuals affiliated with Delphi Ventures is 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, CA 94025.

(5)	Consists of (i) 1,755,752 shares held by Cutlass Capital, L.P., (ii) 126,133 shares held by Cutlass Capital Principals Fund, L.L.C., and (iii) 114,475 shares held by Cutlass Capital Affiliates Fund, L.P. Jonathan Osgood, one of our directors, is one of two managing members of Cutlass Capital Management, L.L.C., which is the general partner of each of Cutlass Capital, L.P. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood is also one of two managing members of Cutlass Capital Principals Fund, L.L.C. Mr. Osgood has shared voting and investment power over the shares held by each of Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood disclaims beneficial ownership of the shares held by Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P., except to the extent of his proportionate pecuniary interest in them. The address for Cutlass Capital is 1750 Montgomery St., San Francisco, CA 94111.

(6)	Based on information set forth in a Schedule 13G filed with the SEC on November 20, 2007. Mitchell Dann, one of our directors, is the managing member of Sapient Capital Management, L.L.C., which is the general partner of Sapient Capital Management L.P., which is the general partner of Sapient Capital, L.P. Mr. Dann has sole voting and investment power over the shares held by Sapient Capital, L.P. Mr. Dann disclaims beneficial ownership of the shares held by Sapient Capital, L.P., except to the extent of his proportionate pecuniary interest in them. The address for Sapient Capital is 4020 Lake Creek Drive, P.O. Box 1590, Wilson, WY 83014.

(7)	Based on information set forth in a Schedule 13G filed with the SEC on October 26, 2007. James Shapiro, one of our directors, is an affiliate of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners, L.P., and has shared voting and investment power over the shares held by Thomas Weisel Healthcare Venture Partners, L.P. Mr. Shapiro disclaims beneficial ownership of the shares held by Thomas Weisel Healthcare Venture Partners, L.P., except to the extent of his proportionate pecuniary interest in them. The address for Thomas Weisel Healthcare Venture Partners is One Montgomery St., San Francisco, CA 94104.

(8)	Based on information set forth in a Schedule 13G filed with the SEC on November 20, 2007. Includes 27,000 shares subject to options exercisable within 60 days of March 5, 2008.

(9)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2008 to report beneficial ownership of FMR LLC and Mr. Edward C. Johnson 3d, FMR LLC’s Chairman. Fidelity Management & Research Company (“Fidelity Management”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 1,695,322 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one such investment company, Fidelity Aggressive Growth Fund, amounts to 1,628,208 shares. Each of Edward C. Johnson 3d, FMR LLC (through its control of Fidelity Management), Fidelity Aggressive Growth Fund and the other funds has the sole power to dispose of the shares owned by such funds. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. The principal business address of FMR LLC, Fidelity Management, Fidelity Aggressive Growth Fund and Mr. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(10)	Includes 130,329 shares subject to options exercisable within 60 days of March 5, 2008.

(11)	On February 21, 2008, Mr. Assell resigned from his position as Vice President, Product Development of TranS1 Inc. effective as of February 29, 2008. His options are exercisable until May 29, 2008.

(12)	Consists solely of shares identified in footnote 3. Mr. Carusi, one of our directors, is a managing director of ATV Associates VII, LLC. Mr. Carusi disclaims beneficial ownership of the shares held by the ATV Entities except to the extent of his proportionate pecuniary interest in them.

(13)	Consists solely of the shares identified in footnote 6 and 3,000 shares held directly by Mr. Dann. Mr. Dann, one of our directors, is the managing member of Sapient Capital Management, L.L.C., which is the general partner of Sapient Capital Management L.P., which is the general partner of Sapient Capital, L.P. Mr. Dann has sole voting and investment power over the shares held by Sapient Capital, L.P. Mr. Dann disclaims beneficial ownership of the shares held by Sapient Capital, L.P., except to the extent of his proportionate pecuniary interest in them.

(14)	Consists solely of the shares identified in footnote 5. Mr. Osgood, one of our directors, is one of two managing members of Cutlass Capital Management, L.L.C., which is the general partner of each of Cutlass Capital, L.P. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood is also one of two managing members of Cutlass Capital Principals Fund, L.L.C. Mr. Osgood has shared voting and investment power over the shares held by each of Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P. Mr. Osgood disclaims beneficial ownership of the shares held by Cutlass Capital, L.P., Cutlass Capital Principals Fund, L.L.C. and Cutlass Capital Affiliates Fund, L.P., except to the extent of his proportionate pecuniary interest in them.

(15)	Consists solely of shares identified in footnote 7. Mr. Shapiro, one of our directors, is an affiliate of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners, L.P., and has shared voting and investment power over the shares held by Thomas Weisel Healthcare Venture Partners, L.P. Mr. Shapiro disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(16)	Includes 286,441 shares subject to options exercisable within 60 days of March 5, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions that have occurred since January 1, 2007 to which we were a party or will be a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Registration Rights for Holders of our Formerly Outstanding Preferred Stock

In September 2005, we and the holders of our formerly outstanding preferred stock entered into a third amended and restated investors’ rights agreement, which was subsequently amended in August 2007. Holders of our formerly outstanding preferred stock include Advanced Technology Ventures and its affiliated entities, Delphi Ventures and its affiliated entities, Cutlass Capital and its affiliated entities, Sapient Capital, Thomas Weisel Healthcare Venture Partners, and Andrew Cragg, M.D., each a holder of more than 5% of our outstanding common stock, as well as Rick Simmons, a named executive officer. On October 22, 2007, in connection with the closing of our initial public offering, all of the outstanding shares of preferred stock were converted into 10,793,165 shares of common stock.

Under the third amended and restated investors’ rights agreement, the former holders of our preferred stock have the right to require us to register their shares with the SEC, or to include their shares in any registration statement we file, so that the shares may be publicly resold.

Demand registration rights

Beginning April 22, 2008, the holders of a majority of the shares issued upon conversion of the preferred stock have the right to demand, on not more than two occasions (subject to limited exceptions), that we file a registration statement on Form S-1 under the Securities Act of 1933, having an aggregate offering price to the public of not less than $5,000,000, in order to register the shares registrable under such registration rights. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of the shares subject to these registration rights may require us to file up to two registrations statements on Form S-3 per year with respect to shares of common stock having an aggregate offering price to the public of at least $500,000, subject to certain exceptions.

Piggyback registration rights

If we register any shares of our capital stock for public sale, holders of the shares of common stock issued on conversion of our preferred stock will have the right to include their shares in the registration. The underwriters of any underwritten public offering will have the right to limit the number of shares to be included in the registration, provided that the holders of the registrable shares shall not be reduced to less than 20% of the aggregate shares offered.

The demand, Form S-3 and piggyback registration rights described above will terminate on the earlier of (i) the date after the closing of our initial public offering on which all shares subject to such registration rights may immediately be sold under Rule 144 during any 90-day period, or (ii) the fourth anniversary of the closing of our initial public offering.

Indemnification of Directors and Executive Officers

We have entered into an indemnification agreement with each of our directors and certain of our executive officers. These indemnification agreements and our amended and restated certificate of incorporation and bylaws indemnify each of our directors and certain of our officers to the fullest extent permitted by the Delaware General Corporation Law.

Review, Approval or Ratification of Transactions with Related Persons

As provided by our audit committee charter, all related party transactions are to be reviewed and pre-approved by our audit committee. A “related party transaction” is defined to include any transaction or series of transactions exceeding $120,000 in which we are a participant and any related person has a material interest. Related persons would include our directors, executive officers (and immediate family members of our directors and executive officers), and persons controlling over five percent of our outstanding common stock. In determining whether to approve a related party transaction, the audit committee will generally evaluate the transaction in terms of: (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of our audit committee, that member will not participate in the audit committee’s deliberations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, our Board of Directors currently consists of six persons and one vacancy. Our Board of Directors is divided into three classes serving staggered terms of three years. The Class I directors, James Shapiro and Joseph Slattery, are scheduled to serve until the Annual Meeting. The Class II directors, Michael Carusi and Jonathan Osgood, are scheduled to serve until the annual meeting of stockholders in 2009. The Class III directors, Rick Randall and Mitchell Dann, are scheduled to serve until the annual meeting of stockholders in 2010.

In the event that any person nominated as a Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

The name of the Class I nominees for election to the Board of Directors at the Annual Meeting, age as of the Record Date, and certain information are set forth below. The names of the current Class II and Class III directors with unexpired terms, their ages as of the Record Date, and certain information about them are also stated below.

			Director
Name	Age	Principal Occupation	Since

Nominees for Class I Directors
James Shapiro	49	General Partner, Kearny Venture Partners	2005
Joseph Slattery	43	Consultant	2007
Continuing Class II Directors
Michael Carusi	42	General Partner, Advanced Technology Ventures	2003
Jonathan Osgood	58	Managing Member, Cutlass Capital, L.L.C.	2002
Continuing Class III Directors
Richard Randall	56	President and Chief Executive Officer of TranS1 Inc.	2002
Mitchell Dann	47	Managing Member, Sapient Capital Management, LLC	2000

Nominees for Terms Expiring at the Annual Meeting

Class I Directors

James Shapiro has served as a member of our board of directors since September 2005. Mr. Shapiro has served as a General Partner of Kearny Venture Partners, a venture capital firm, and its predecessor, Thomas Weisel Healthcare Venture Partners, since March 2003. Since January 2000, Mr. Shapiro has also been a General Partner of ABS Healthcare Ventures. Mr. Shapiro serves on the board of directors of Hansen Medical, Inc., a publicly traded medical device company, as well as on the boards of several privately-held medical device companies. Mr. Shapiro received an A.B. degree from Princeton University and an M.B.A degree from the Stanford University Graduate School of Business.

Joseph Slattery has served as a member of our board of directors since November 2007. From October 1, 2006 through August 3, 2007, Mr. Slattery served as Chief Financial Officer and Senior Vice President of Finance and Information Systems of Digene Corporation, a molecular diagnostics company that was acquired by Qiagen, N.V. in August, 2007. Prior to being appointed Chief Financial Officer, he served as Senior Vice President, Finance and Information Systems beginning in September 2002. Previously, he served as Vice President, Finance from July 1999 to September 2002 and as Controller from February 1996 to July 2000. Mr. Slattery serves on the board of directors of Micromet, Inc., a publicly-held biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Mr. Slattery received a B.S. degree in Accountancy from Bentley College.

Directors Whose Terms Extend Beyond the Annual Meeting

Class II Directors

Michael Carusi has served as a member of our board of directors since April 2003. He has served as a General Partner at Advanced Technology Ventures, a venture capital firm, since October 1998. Mr. Carusi serves on the board of directors of XTENT, Inc., a publicly traded medical device company, as well as the boards of several privately-held life sciences and medical device companies. Mr. Carusi received a B.S. degree in Mechanical Engineering from Lehigh University and an M.B.A. degree from the Amos Tuck School of Business at Dartmouth College.

Jonathan Osgood has served as a member of our board of directors since March 2002. In 2001, Mr. Osgood co-founded, and is a managing member of, Cutlass Capital, L.L.C., a venture capital firm that invests exclusively in the healthcare industry. Mr. Osgood also serves as a member of the board of directors of several privately-held medical device companies. Mr. Osgood is a Certified Financial Analyst and received a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from the Amos Tuck School of Business at Dartmouth College.

Class III Directors

Richard Randall has been our President, Chief Executive Officer and a member of our board of directors since June 2002. From June 2000 to June 2002, Mr. Randall served as President and Chief Executive Officer of Incumed, Inc., a privately-held medical device incubator company. He was President, Chief Executive Officer and a director of Innovasive Devices, Inc., a developer, manufacturer and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000, from January 1994 to February 2000. Mr. Randall served as President and Chief Executive Officer of Conceptus, Inc. from December 1992 to July 1993 and Chief Financial Officer from December 1992 to January 1995. He served as President and Chief Executive Officer of Target Therapeutics, Inc., an interventional neurovascular medical device company which was acquired by Boston Scientific Corporation in 1997, from June 1989 to May 1993 and was a director of Target Therapeutics from June 1989 to April 1997. Mr. Randall received a B.S. degree in Biology and Science Education from State University College of New York at Buffalo.

Mitchell Dann has served as a member of our board of directors since September 2000. Mr. Dann is the founder and managing member of Sapient Capital Management, LLC, the general partner of the general partner of Sapient Capital, L.P., a venture capital firm specializing in the medical device industry. Previously, Mr. Dann was President of M. Dann & Co., Inc., a venture capital advisory firm, and was a co-founder of Urologix, Inc., a publicly traded medical device company (NASDAQ: ULGX), where he served as a director from 1991 until 2005, including as Chairman of the Board from 1993 until 2003. On February 25, 2008, Mr. Dann was re-named Chairman of the Board and appointed interim Chief Executive Officer of Urologix, Inc. Mr. Dann also serves as a member of the board of directors of several privately-held medical device companies. Mr. Dann received a B.S. degree in Engineering from the University of Vermont.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO NOMINEES SET FORTH ABOVE.

Board Meetings and Annual Meeting Attendance

Our Board of Directors held 10 meetings during the fiscal year ended December 31, 2007. Each of the directors serving at the time attended in person or by teleconference at least 75% of the aggregate of all of the meetings held by the Board of Directors and any committees of the Board of Directors on which such person served during the last fiscal year. We were a private company until October 2007 and therefore did not hold an annual meeting of stockholders in 2007. We encourage, but do not require, our Board members to attend our annual meetings of stockholders.

Our securities are listed on The Nasdaq Global Market and are governed by its listing standards. Our Board of Directors has determined that the following five directors satisfy the current “independent director” standards established by Rule 4200(a)(15) of the Nasdaq Marketplace Rules: Messrs. Dann, Osgood, Carusi, Shapiro and Slattery.

Committees of the Board of Directors

Our Board of Directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees operates under a written charter adopted by our Board of Directors, copies of which are posted on our Internet website at www.trans1.com. In addition, we will provide electronic or paper copies of the standing committee charters free of charge, upon request made to our corporate secretary. Each committee is described below.

Audit Committee.  The functions of our audit committee include appointing and determining the compensation for our independent auditors, establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls and reviewing and overseeing our independent registered public accounting firm. The chairman of the audit committee is Mr. Slattery and the other current members are Messrs. Osgood and Carusi. All members of the audit committee are non-employee directors and satisfy the current standards with respect to independence, financial expertise and experience established by Nasdaq and SEC rules. Our board of directors has determined that Mr. Slattery meets the SEC’s current definition of “audit committee financial expert.” The audit committee held three meetings during 2007.

Compensation Committee.  The compensation committee reviews and recommends to our board of directors the salaries and benefits for our executive officers and recommends overall employee compensation policies. The compensation committee also administers our equity compensation plans. The chairman of the compensation committee is Mr. Dann and the other current member is Mr. Shapiro. All members of the compensation committee are non-employee directors and satisfy the current independence standards established by Nasdaq and SEC rules. The compensation committee held two meetings during 2007.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee identifies individuals qualified to serve as members of our board of directors, recommends to our board nominees for our annual meetings of stockholders, evaluates our board’s performance, develops and recommends to our board corporate governance guidelines and provides oversight with respect to corporate governance and ethical conduct. The chairman of the nominating and corporate governance committee is Mr. Carusi and the other current members are Messrs. Osgood and Dann. All members of the nominating and corporate governance committee are non-employee directors and satisfy the current independence standards established by Nasdaq and SEC rules. The nominating and corporate governance committee did not meet during 2007 when we were a private company.

The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”

Other Committees.  Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes, without limitation, requests to board members, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board. From time to time, we may also use the services of a third-party search firm to identify and evaluate potential director candidates.

In determining whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, our nominating and governance committee considers a number of factors, including the candidate’s character and integrity, business acumen, experience in our business and industry, diligence, potential conflicts of interest, and the ability to act in the best interests of all stockholders. The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Our board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Our nominating and corporate governance committee also considers properly submitted stockholder recommendations of director candidates. Stockholders who wish to recommend a director candidate for consideration by the nominating and corporate governance committee may do so by submitting the nominee’s comprehensive written resume, including the candidate’s name, home and business contact information, detailed biographical data and relevant qualifications, as well as a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the candidate’s resume and consent to: Chairperson of the Nominating and Corporate Governance Committee, c/o TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412. Assuming that an appropriate resume and consent have been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for other director candidates. If the board determines to nominate a stockholder-recommended candidate and recommends him or her for election, then his or her name will be included in our proxy materials for the next annual meeting. The foregoing policy is subject to our amended and restated certificate of incorporation, bylaws and applicable law.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth above under the caption “Other Business and Stockholder Proposals — Bylaw Requirements for Stockholder Submission of Nominations and Proposals.” However, candidates directly nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy materials for the next annual meeting.

No director nominations by stockholders have been received as of the filing of this proxy statement.

Stockholder Communications to the Board of Directors

Stockholders may submit communications to our Board of Directors, its committees or the chairperson of the Board of Directors or any of its committees or any individual members of the Board of Directors by addressing a written communication to: Board of Directors, c/o TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412-6303. Stockholders should identify in their communication the intended addressee. Stockholder communications will be forwarded to our corporate Secretary. The corporate Secretary will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously, and forward a copy of the communication to the addressee or if the communication is addressed generally to our Board of Directors to our chairperson of the Board of Directors.

Non-Employee Director Compensation for 2007

Each of our non-employee directors receives an annual cash retainer equal to $18,000 and each non-employee director who serves as a member of our audit committee receives an annual retainer equal to $2,000, while non-employee directors who serve as members of our compensation or nominating and governance committees receive an annual retainer equal to $1,000. In addition to the annual retainers, non-employee directors receive $2,500 for each board meeting attended in person, $750 for each board meeting attended telephonically and $750 for each committee meeting attended in person or telephonically.

Each non-employee director who serves as the chairperson of our audit committee, compensation committee or nominating and governance committee also receives, for services performed in such capacity, an additional annual retainer of $12,000, $5,000 and $2,500, respectively. We reimburse each non-employee member of our board of directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings. Each non-employee director first appointed to the board after the completion of our initial public offering automatically received an initial option to purchase 30,000 shares of common stock upon such appointment, which will vest in four equal annual installments. In addition, beginning in 2008, at each annual meeting, non-employee directors who were non-employee directors for at least the preceding six months will automatically receive an option to purchase 10,000 shares of common stock, which will be immediately vested and fully exercisable.

The following table summarizes all compensation paid to or earned by our non-employee directors for fulfilling their duties as directors of the Company in 2007.

Non-Employee Director Compensation Paid for the 2007 Fiscal Year

	Fees
	Earned
	or Paid	Option
	in Cash	Awards	Total
Name(a)	($)(1)	($)	($)

Michael Carusi	9,397	—	9,397
Mitchell Dann	8,413	—	8,413
Jonathan Osgood	9,293	—	9,293
James Shapiro	7,380	—	7,380
Joseph Slattery	7,620	—	7,620

(1)	Reflects cash compensation earned for fiscal year end 2007.

Other Executive Officers

Michael Luetkemeyer (58) has been our Chief Financial Officer since April 2007. Prior to that, Mr. Luetkemeyer held various positions with Micromuse, Inc., a network management software provider that was acquired by IBM in 2006, including Chief Financial Officer from October 2001 to January 2005, interim Chief Executive Officer from January 2003 to August 2003, and Senior Vice President from February 2005 to March 2006. Mr. Luetkemeyer also served as a member of the board of directors of Micromuse from January 2003 to February 2005. Prior to joining Micromuse, he served as Chief Financial Officer of Aprisma Management Technologies, a network management software provider, from 2000 until October 2001, and held a variety of senior finance positions at GE Aerospace, GE Semiconductor and GE Plastics for more than ten years. Mr. Luetkemeyer received a B.S. degree in Finance from Southwest Missouri State, an M.A. degree in Economics from the University of Missouri and a B.S. degree in Accounting from Rollins College.

Rick Simmons (45) has been our Vice President, Marketing and Sales since November 2003. From 2000 to 2003 Mr. Simmons served as Vice President of Sales and Marketing at Nuvasive, Inc., a publicly traded minimally invasive spinal platform technology and implant company. From 1997 to 2000, he served as Vice President, Global Marketing and Sales of Innovasive Devices, Inc., a developer, manufacturer and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000. From 1995 to 1997, Mr. Simmons served as Director of Marketing, Managed Care and Business Development of Genzyme Tissue Repair, Inc., a human tissue engineering technology company serving the orthopaedic surgical sports medicine market and publicly traded division within Genzyme Corporation. Mr. Simmons received a B.A. degree in Exercise Physiology from the California State University, Northridge.

William Jackson (56) has been our Vice President, Regulatory, Clinical and Quality since May 2007. Mr. Jackson has over 29 years of regulatory experience, including responsibility for regulatory and clinical affairs at St. Jude Medical, Inc., and holding senior positions in regulatory and clinical affairs at Genetic Laboratories, Neuromed and Intermedics, Inc. Mr. Jackson also founded W.F. Jackson Associates, Ltd., a regulatory affairs consulting business for medical device companies, in 1991 and has served as its President since that time. Mr. Jackson received a B.A. degree in Zoology and Chemistry from Concordia College and an M.B.A. degree from the University of Minnesota (Moorhead).

Robert Martin (43) has been our Vice President of International Sales since July 2007. From 2000 to June 2007, Mr. Martin served as Vice President of Global Sales and Marketing and, most recently, as President and CEO at Ascension Orthopedics Inc., a privately held extremity orthopedics company. From 1999 to 2000, he served as European Sales Manager for Innovasive Devices, Inc. a developer, manufacturer, and marketer of arthroscopic surgical products which was acquired by the Ethicon Division of Johnson & Johnson in 2000. From 1996 to 1999, Mr. Martin served as Sales and Marketing Manager for 3 divisions of Stryker Inc. (Canada), a publicly traded global orthopedic company. Mr. Martin received a B.A. degree in Physical Education from the University of Western Ontario.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Our compensation committee consists of Messrs. Dann and Shapiro. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Messrs. Dann and Shapiro are affiliated with Sapient Capital, L.P. and Thomas Weisel Healthcare Venture Partners, L.P., respectively, and each of Sapient Capital and Thomas Weisel Healthcare hold registration rights, the details of which are disclosed under the heading “Certain Relationships and Related Party Transactions — Registration Rights for Holders of our Formerly Outstanding Preferred Stock.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, based solely on our review of the copies of such forms submitted to us during the year ended December 31, 2007, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with, except for a Form 3 that was filed late by Rick Simmons, one of our named executive officers, on October 17, 2007.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics for Principal Executive and Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Code of Business Conduct and Ethics that is applicable to all our directors, officers and employees. The codes reflect our values and the business practices and principles of behavior that support our commitment to maintaining the highest standards of business conduct and ethics. The codes are posted on our website at www.trans1.com under “Investor Relations — Corporate Governance.” We will provide you with print copies of our codes free of charge on written request to our Secretary at TranS1 Inc., 411 Landmark Dr., Wilmington, North Carolina 28412-6303. We will post any amendment to the codes, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq Global Market, on our website promptly following the date of such amendment or waiver.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

General

The following discussion and analysis of compensation arrangements of our named executive officers for 2007 should be read together with the compensation tables and related disclosures set forth below.

Our Compensation Objectives

The primary objective of our executive compensation program is to attract and retain talented executives to lead our company and create value for our stockholders. Executive compensation generally consists of a base salary, an annual short-term incentive payment based upon achievement of personal or corporate objectives and long-term equity-based incentive awards, which to date have generally been in the form of stock options. The equity component of our compensation is designed to align executive officers compensation with the goal of creation of long-term value for our stockholders. The goal of our compensation program is to be competitive with other companies in the medical device industry.

Role of Compensation Committee

Our compensation committee was appointed by our board of directors, and consists entirely of directors who are independent directors under applicable Nasdaq regulations, “outside directors” for purposes of Section 162(m) of the Code, and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our compensation committee reviews and recommends to our board of directors our executive compensation and benefit policies. Our compensation committee is responsible for, among other things, analyzing individual and corporate achievements and recommending to our board of directors appropriate compensation packages for our named executive officers. In addition, the compensation committee administers our equity-based compensation plans.

Our compensation committee solicits input from Richard Randall, our chief executive officer, in determining executive compensation, in particular with respect to salary, short-term incentive compensation and option grant awards to our executive officers other than Mr. Randall. While Mr. Randall discusses his recommendations with the compensation committee, he does not participate in deliberation or determination of his own compensation. In 2007, other than for Mr. Simmons, for whom the compensation committee recommended a higher bonus amount (as a result of exceptional sales performance) than what Mr. Randall had recommended, the compensation committee accepted Mr. Randall’s recommendations for executive officer compensation without change. None of our other executive officers participate in the compensation committee’s discussions regarding executive compensation. The compensation committee does not delegate any of its functions to others in determining executive compensation and did not engage a compensation consultant with respect to executive compensation matters in 2007. However, in early 2008, the compensation committee engaged a compensation consultant to assist in determining 2008 salary and short-term incentive compensation levels for our named executive officers. The compensation of our executive officers is ultimately approved by our board of directors, upon recommendation of the compensation committee. Mr. Randall abstains from voting with respect to his compensation. In 2007, the board of directors approved the compensation committee’s recommendations for executive officer compensation without change.

We believe that to attract and retain sufficient executive talent, it is appropriate to compensate our executive officers at a level comparable to the compensation amounts provided to executives at comparable medical device companies, subject to the individual’s experience and expected contribution to our company. Historically, our compensation committee relied on their experience with other medical device companies and publicly available data relating to compensation of executives at other medical device companies to establish compensation for our executive officers. The group of companies that our compensation committee has used to compare our executive officers’ compensation has varied, based on our stage of development, from venture capital funded companies to publicly traded medical device companies in similar stages of development, and is set forth below under “Compensation Components — Base Salary.”

We believe the components of our current compensation program, which include cash salary, short-term cash incentive payments and long term equity awards are generally consistent with the compensation components of other comparable medical device companies, identified under “Compensation Components — Base Salary,” although we generally do not benchmark the type of compensation awards with those of other companies.

The compensation committee has not established any formal policies or guidelines for allocating compensation between short-term and long-term incentive compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short and long-term goals and objectives, our compensation committee relies on its judgment about each individual’s experience and performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance. As our company has matured from an early-stage start-up venture to a revenue-producing commercial company, we have decreased the amount of our equity compensation and expect to continue to do so for the foreseeable future.

Compensation Components

Executive compensation currently consists of the following components:

Base Salary

We determine our executive officers’ salaries based on job responsibilities, individual experience and expected level of contribution, and we intend to benchmark our base salaries against those of comparable companies within the medical device industry. Our compensation committee generally reviews the salaries of our executives annually at the beginning of each calendar year and recommends to our board of directors changes in salaries based primarily on comparative market data, significant changes in responsibilities during the prior calendar year and, to a lesser extent, individual performance.

As a private company, the compensation committee relied on the experience of our directors, including Mr. Randall, and compensation surveys for venture capital funded companies in benchmarking our executive officers’ base salary. Beginning in 2007, when it became more likely that we would undertake an initial public offering of our common stock, we felt it was more appropriate to compare our executive officers’ base salaries to executive officers at other publicly traded medical device companies in similar development stages, including Nuvasive, Inc., Kyphon, Inc., St. Francis Medical, Inc., Hansen Medical, Inc., Xtent, Inc., Northstar Neuroscience, Inc. and NxStage Medical, Inc. These companies were used for comparative purposes for each of our executive officers, other than Mr. Randall. In establishing or evaluating our base salaries relative to these companies, we generally target the median base salary for these companies, while taking into consideration other factors such as the executive officer’s experience level and the cost of living differences between the areas where our executives are located and the locations of the peer companies, as well as our desire to attract and retain high quality individuals. For example, if our executive officers have greater experience than their counterparts who are in the median salary range at our peer companies, then we would expect to increase the base salary relative to the median salary for our peer companies. However, any increase could be somewhat offset by lower cost of living standards. Generally, our executive officers have had extensive executive level operational experience with numerous medical device companies prior to joining our company, which results in their base salary generally being at least in the median range of base salaries of our peer companies.

Mr. Randall’s base salary was established when he joined us in 2002 and remained at substantially the same level through 2006. Although we believe his salary was fair based on our stage of development and the equity position afforded to Mr. Randall at the time he joined us, by 2007 the compensation committee determined that Mr. Randall’s salary was significantly below market for executives at other publicly traded medical device companies with similar experience levels based on an analysis of 21 other companies. An analysis of these companies indicated that the median salary for the chief executive officer was $319,000. In May 2007, upon recommendation of our compensation committee as part of its annual review of executive officers’ base salary originally intended to be performed in January 2007, our board of directors approved an increase to Mr. Randall’s annual base salary from $215,000 to $300,000, which increase was retroactive to January 1, 2007 as a result of the delayed review. In establishing Mr. Randall’s new salary at slightly below the median peer companies, the compensation committee took into account that Mr. Randall had a higher equity ownership percentage in our company than the average equity ownership of chief executive officers earning the median base salary level of the peer companies.

Short-Term Incentive Program

Our compensation committee believes that cash-based annual incentive payments for achievement of defined objectives that create value in our company align the executive’s compensation with the interests of our stockholders.

Our executive officers are eligible to receive cash-based incentive payments based upon the achievement of certain personal and corporate objectives. In the case of Mr. Randall, his incentive payment is based wholly on the achievement of corporate objectives, while our other executive officers’ incentive payments are based on a combination of achievement of personal objectives, which are generally the same as the corporate objectives that relate to that part of the Company’s business for which the executive officer has primary responsibility, and a subjective review of the executive officer’s total contribution to our company. At the beginning of each year, Mr. Randall recommends to our compensation committee the corporate objectives, which are then submitted to the board of directors for review. In 2007, our corporate objectives consisted of achieving certain targets for revenues, gross margin, operating loss and average product sales price, clinical milestones for our PNR and PDR implants, hiring key personnel in finance and sales and marketing, development of AxiaLIF product enhancements, sales and marketing objectives, completion of our initial public offering and miscellaneous operating objectives. The compensation committee did not assign any particular weight to any of these objectives. The compensation committee accepted Mr. Randall’s recommendations without change and added two additional objectives for intellectual property management and surgeon training. The board of directors approved the compensation committee’s recommendations without changes. In establishing the corporate and personal objectives for each of our executives, particularly the financial objectives, the compensation committee believed that each of these objectives would be challenging to achieve.

Mr. Randall was not eligible to receive a bonus for fiscal year 2007 unless the corporate objective relating to revenue was achieved. If the revenue target was achieved, the amount of Mr. Randall’s bonus was to be based upon the relative achievement of all of the other 2007 corporate objectives. Prior to knowing if the 2007 corporate revenue target was going to be achieved, the compensation committee did not determine, and thus did not assign, any particular weight to the other corporate objectives primarily because the objectives would not be evaluated for purposes of determining Mr. Randall’s bonus award unless and until the revenue target was achieved. The 2007 corporate revenue objective was achieved.

For each executive officer other than Mr. Randall, achievement of each goal was given a certain percentage weight toward funding of their target bonus. The relative weighting varied among the executives based upon such executive’s area of responsibility and potential impact on our operating and financial performance, to provide optimal correlation between performance and reward.

In 2007, the performance of Mr. Randall was reviewed by our compensation committee against the established corporate objectives at the end of the year and the performance of our other executive officers was reviewed by Mr. Randall and our compensation committee against the established objectives at the end of the year. The compensation committee’s subjective determination on the degree of achievement of the corporate objectives determines the amount of the cash incentive payment to be made to Mr. Randall. Mr. Randall evaluates the degree of achievement of the other executive officer’s personal objectives, as well as a subjective determination of the officer’s overall contribution to our company, and then recommends a cash bonus payment for the other executive officers. In 2007, other than for Mr. Simmons, for whom the compensation committee recommended a higher bonus amount (as a result of exceptional sales performance) than what Mr. Randall had recommended, the compensation committee accepted Mr. Randall’s recommendations for executive officer compensation without change, and the board of directors approved the compensation committee’s recommendations without change.

For each executive officer other than Mr. Randall, the target level of cash bonuses is recommended to our compensation committee by Mr. Randall. While Mr. Randall discusses his own target level with the compensation committee, he does not make a formal recommendation. The target levels of our executive officers are ultimately approved by our board of directors, upon the recommendation of the compensation committee. The target levels of cash bonuses are based on a percentage of base salary. In 2007, the target level of cash bonuses for Messrs. Randall, Luetkemeyer, Simmons, Assell and Martin was 35%, 20%, 20% , 20% and 12%, respectively, of their annual base salary. In 2007, the compensation committee approved Mr. Randall’s target recommendations without change and, similarly, the board of directors approved the compensation committee’s recommendations without change. We do not generally benchmark short-term incentive compensation to that of our peer companies primarily because of the uncertainty associated with the subjective nature of determining achievement of objectives.

Based upon the evaluation of the degree of achievement of the corporate and personal objectives, the bonus achievement per individual was 100% of target for each of our named executive officers (prorated for Messrs. Luetkemeyer and Martin for actual time worked), except for Mr. Simmons, who received 141% of his target as a result of exceptional sales achievement, and Mr. Assell, who received 85% of his target as a result of missing certain personal objectives.

Prior to 2007, Mr. Randall was the only executive officer who was entitled to receive fully-vested stock options as part of his short term incentive compensation. This arrangement, which was subject to compensation committee approval was originally approved when Mr. Randall joined the company in 2002 in an effort to compensate Mr. Randall commensurate with his experience level, while conserving cash for an early-stage company without revenue. In connection with the increase of Mr. Randall’s base salary described above, Mr. Randall’s target bonus was set at 35% of his annual salary and he is no longer entitled to receive any portion of his short-term incentive compensation in the form of fully-vested options. Our compensation committee will continue to assess the goals and mechanics of our cash-based incentive program as a means of adding specific incentives towards achievement of specific company and departmental goals that could be key factors in our success.

Long-Term Equity-Based Incentive Awards

We believe that equity ownership in our company is important to provide our executive officers with long-term incentives to build value for our stockholders. Long-term equity can be awarded to executives by the board of directors in the form of stock options or restricted stock. Equity grants or awards are made to our executives by our board of directors at regularly scheduled meetings. Prior to our initial public offering, the exercise price of our stock options was the fair market value of our stock as established based upon the good faith determination of our board of directors. Subsequent to our initial public offering, the exercise price of our options will be set at the closing price of our common stock on the date of the date of grant. Each executive officer was provided with an option grant when they joined our company based upon their position with us, expected level of contribution and relevant prior experience. These initial grants typically vest over four years, and no shares vest before the one year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time and to more properly align the executive’s interest with our stockholders’ interests.

In addition to the initial option grants, our board of directors has granted additional options to retain our executives and combine the achievement of corporate goals with strong individual performance. Options are granted based on a combination of individual contributions to our company and on general corporate achievements and expectations. Additional option grants are not communicated to executives in advance and generally vest over a period of four years. While our compensation committee may benchmark our executive officers’ equity ownership against our peer companies in establishing equity grants for new hires, it does not generally do so in approving additional equity grants for existing executives. In 2007, we granted additional stock options to our named executive officers in an effort to retain and continue to provide incentive to the executives with unvested equity awards as many of the executives’ existing awards had become vested. The number of options granted to the executive officers in 2007 was based on a subjective determination by the compensation committee and Mr. Randall of the number of unvested options they deemed reasonable to provide the sufficient incentive for the executive officers’ continued employment with us.

On an annual basis, our compensation committee intends to assess the contribution of the individual and the expectation for future performance by this executive and provide additional awards in the form of stock options or restricted stock based upon this assessment.

Other Benefits

We have a 401(k) plan for the benefit of all of our eligible employees, including the named executive officers. Employees eligible to participate in our 401(k) plan will be those employees who have attained the age of 21. Employees may elect to defer their compensation up to the statutorily prescribed limit. An employee’s interests in his or her deferrals will be 100% vested when contributed. We do not provide for matching contributions under the 401(k) plan. Contributions to the 401(k) plan and earnings on those contributions will not be taxable to the employees until distributed from the 401(k) plan.

Eligible employees, including our named executive officers, are also entitled to participate in our 2007 Employee Stock Purchase Plan (“ESPP”). Employees are eligible if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. A total of 250,000 shares of common stock are available for sale under the ESPP, subject to certain annual increases. Shares are offered pursuant to the ESPP in six-month periods commencing on the first trading day on or after June 1 and December 1 of each year, or on such other date as the administrator may determine. Subject to certain limitations, participants may purchase up to 2,500 shares of our common stock during any six-month purchase period through payroll deductions of up to 10% of their eligible compensation. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price of the shares will be 95% of the fair market value of our common stock on the purchase date.

We also provide health, dental, vision and life insurance and other customary employee assistance plans to all full-time employees, including the named executive officers.

Accounting and Tax Considerations

Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation (including stock options) over the vesting period of the award.

Section 162(m) of the Code limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based compensation.” In the past, annual cash compensation to our executive officers has not exceeded $1,000,000 per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000.

Summary Compensation Table

The following table sets forth summary compensation information for the year ended December 31, 2007 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year whose total compensation exceeded $100,000. We refer to these persons as our named executive officers elsewhere in this Proxy Statement.

				Non-Equity
				Incentive Plan
		Salary	Option	Compensation
Name and Principal Position	Year	($)	Awards(1)	($)	Total

Richard Randall	2007	$300,000	$90,147	$105,000	$495,147
President, Chief Executive Officer and Director	2006	215,000	36,347	33,057	284,408
Michael Luetkemeyer(2)	2007	159,737	184,968	31,950	376,655
Chief Financial Officer	2006	—	—	—	—
Rick Simmons	2007	200,000	66,493	56,400	322,893
Vice President, Marketing and Sales	2006	199,385	19,487	30,000	248,872
Robert Assell(3)	2007	200,000	66,493	34,000	300,493
Vice President, Product Development	2006	197,543	19,487	30,000	247,030
Robert Martin(4)	2007	148,000	64,122	17,760	229,882
Vice President, International Sales	2006	—	—	—	—

(1)	Represents the proportionate amount of the total fair value of option awards recognized by the Company as an expense for financial accounting purposes in accordance with SFAS 123R. The assumptions used in calculating the fair value of the option awards are as follows: volatility: 45%; interest rate: 4.92%; expected term: 6 years The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table below, as well as awards granted in previous years for which we continued to recognize expense.

(2)	Michael Luetkemeyer was appointed chief financial officer in April 2007. Mr. Luetkemeyer’s annual base salary for fiscal 2007 was $225,000. Mr. Randall, our president and chief executive officer, served as our interim chief financial officer from October 2006 to April 2007.

(3)	On February 21, 2008, Mr. Assell resigned from his position as Vice President, Product Development of TranS1 Inc. effective as of February 29, 2008.

(4)	Mr. Martin was appointed Vice President of International Sales in August 2007. Mr. Martin is employed on a full-time basis and is paid in euros on a monthly basis. His annual base salary for fiscal 2007 was €200,000. In calculating the U.S. dollar equivalent for disclosure purposes, we used a conversion rate to convert the sum of his payments from euros into U.S. dollars. The conversion rate is based on an average of the closing exchange rates in effect for each day on which we remitted payments to Mr. Martin for each moth of the fiscal year in which the payments were made. This conversion rate of euros to U.S. dollars was 1.4636.

Grants of Plan-Based Awards in 2007

The following table lists grants of plan-based awards made to our named executive officers in 2007 and related total fair value compensation for 2007.

			All Other
		Possible	Awards:		Grant Date
		Future Payouts	Number of	Exercise or	Fair Value of
		Under Non-Equity	Securities	Base Price of	Stock and
		Incentive Plan	Underlying	Option	Option
Name	Grant Date	Awards(1)	Options	Awards	Awards(2)

Richard Randall	N/A	$105,000	—	—	—
	3/15/2007	—	2,250	$2.38	$11,533
	5/16/2007	—	76,500	5.56	503,115
Michael Luetkemeyer	N/A	31,950	—	—	—
	5/16/2007	—	225,000	5.56	1,479,750
Rick Simmons	N/A	40,000	—	—	—
	1/18/2007	—	18,000	2.00	92,260
	9/19/2007	—	45,000	12.22	379,900
Robert Assell	N/A	40,000	—	—	—
	1/18/2007	—	18,000	2.00	92,260
	9/19/2007	—	45,000	12.22	379,900
Robert Martin	N/A	17,760	—	—	—
	6/18/2007	—	72,000	6.67	473,520

(1)	For Mr. Randall, possible payout reflects 35% of base salary; for Mr. Martin, possible payout reflects 12% of base salary; for all other executives, target reflects 20% of base salary.

(2)	Amounts represent the estimated total fair value of stock options granted in 2007 under SFAS 123(R).

Outstanding Equity Awards at Fiscal Year-End for 2007

The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2007.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option
	Options	Options	Option	Expiration
Name	Exercisable	Unexercisable(1)	Exercise Price	Date(2)

Richard Randall	—	76,500	$5.556	5/16/2017
Michael Luetkemeyer	—	225,000	5.556	5/16/2017
Rick Simmons	31,500	—	0.278	7/29/2013
	76,500	—	0.278	11/13/2013
	5,813	3,188	0.278	5/17/2015
	8,645	9,355	1.111	11/8/2016
	—	18,000	2.00	1/18/2017
	—	45,000	12.22	9/19/2017
Robert Assell	18,000	—	0.111	9/27/2012
	54,000	—	0.111	3/20/2013
	54,000	—	0.278	5/22/2013
	6,188	2,813	0.278	3/22/2015
	8,719	4,781	0.278	5/17/2015
	8,645	9,355	1.111	11/8/2016
	—	18,000	2.00	1/18/2017
	—	45,000	12.22	9/19/2017
Robert Martin	—	72,000	6.667	6/18/2017

(1)	Except where otherwise noted, all options expire ten years from the date of grant and option shares vest at the rate of 25% on the first anniversary of the option grant and 1/48 per month thereafter, such that options are fully vested upon the fourth anniversary of the option grant date. In addition, the vesting of options may accelerate upon a change in control of the company.

(2)	All stock option grants have a 10-year term.

Option Exercises for 2007

The following table sets forth information concerning options exercised by each Named Executive Officer in 2007.

	Option Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Exercise	Upon Exercise

Richard Randall	122,906	$1,194,892
	2,250	17,150

Other than as set forth in the table above, there were no options exercised by our named executive officers in 2007.

Employment and Severance Agreements and Employee Benefit Plans

Employment Agreements

We have not entered into any employment agreements with our employees.

Severance Agreements

We have not entered into any severance agreements with our employees.

Nonqualified Deferred Compensation

None of our named executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. Our compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Potential Payments in Connection with a Change in Control

We do not have any plans or programs under which payments to any of the named executive officers are triggered by a change of control of the Company, a change in the named executive officer’s responsibilities or a constructive termination of the named executive officer. The only payments or benefits that would be provided to a named executive officer following a termination of employment would be provided by the Company under the terms of the Company’s existing stock incentive plans.

Under our Amended and Restated 2000 Stock Incentive Plan, unless otherwise determined by our board of directors, upon a change in control event, defined as a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation or dissolution of the Company, the outstanding unvested options will become fully vested and exercisable immediately prior to the consummation of the change in control, and in the case of shares of our common stock subject to a repurchase right that lapses over time, such repurchase right shall, immediately prior to the consummation of the change in control, cease to apply.

Under our 2007 Stock Incentive Plan, upon a change in control event, defined as a merger, sale of a majority of our voting stock, sale of all or substantially all of our assets, or liquidation or dissolution of the company, each outstanding award will be treated as the compensation committee determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The compensation committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable. In addition, if the outstanding awards are assumed or substituted by an acquiring entity and the holder of the options is terminated without cause, as defined in the 2007 Stock Incentive Plan, within twelve months after the change of control transaction, their awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and the awards will become fully exercisable.

Assuming that (i) a change in control occurred on December 31, 2007, and (ii) there was no assumption or substitution of outstanding awards in connection with such change in control, the following table summarizes the value of vested stock options and unvested stock options that would accelerate in full for each of our named executive officers:

		Value of
		Accelerated
	Value of Vested	Unvested Stock
Name	Stock Options	Options	Total

Richard Randall	—	$834,955	$834,955
Michael Luetkemeyer	—	$2,455,750	$2,455,750
Rick Simmons	$1,975,651	$646,909	$2,622,560
Robert Assell	$2,426,359	$718,256	$3,144,615
Robert Martin	—	$705,840	$705,840

Report of the Compensation Committee

The compensation committee is responsible for, among other things, establishing, developing guidelines for, evaluating and approving all base salaries and annual and long-term cash and equity incentive compensation of TranS1’s executive officers, and all other executive benefit plans, programs and agreements. In fulfilling its responsibilities, the compensation committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” in TranS1’s proxy statement for its Annual Meeting. Based on such review and discussion, the compensation committee recommended to the Board of Directors that such information be included in such proxy statement.

Respectfully submitted,

Mitchell Dann, Chairman
James Shapiro

The material in this report is not “soliciting material” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of TranS1 under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has elected to engage PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2008.

Although we are not required to submit the selection of independent registered public accountants for stockholder approval, if the stockholders do not ratify this selection, the audit committee will reconsider its selection of PricewaterhouseCoopers. Even if the selection is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our best interests.

Fees billed to us by PricewaterhouseCoopers during the Fiscal Year Ended December 31, 2007 and December 31, 2006.

The following is a summary of the fees billed to us by PricewaterhouseCoopers for professional services rendered for the fiscal years ended December 31, 2007 and December 31, 2006:

	Fiscal	Fiscal
	2007	2006
Fee Category	Fees	Fees

Audit Fees	$459,500	$95,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$459,000	$95,000

Audit Fees.  We paid PricewaterhouseCoopers fees in the aggregate of $459,500 and $95,000 for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, for professional services rendered for the audits of our annual financial statements. The audit fees paid in 2007 also included fees paid in connection with PricewaterhouseCoopers’s review of the financial statements included in our Registration Statement filed in connection with our initial public offering.

Audit-Related Fees.  In addition to fees disclosed under “Audit Fees” above, the aggregate fees for professional services rendered by PricewaterhouseCoopers for assurance and related services that are reasonably related to the performance of the audit and reviews of our financial statements were $0 for both the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

Tax Fees.  The aggregate fees for professional services rendered by PricewaterhouseCoopers for tax compliance, tax planning and tax advice were $0 for both the fiscal years ended December 31, 2007 and December 31, 2006, respectively.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent registered public accounting firm provides audit service detail in advance of the meeting of the audit committee held during the first calendar quarter of each year, outlining the scope of the audit and audit related fees. If agreed to by the audit committee, an engagement letter is formally accepted by the audit committee.

All of the services provided by PricewaterhouseCoopers described in the table above were approved by the Board of Directors or the audit committee.

Representatives of PricewaterhouseCoopers are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the Audit Committee Report set forth below shall not be “soliciting material” or “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any such filing.

The Board of Directors has determined that each of the undersigned members of the audit committee is “independent” as defined by Nasdaq Marketplace Rule 4200(a)(15) and the rules promulgated by the Securities and Exchange Commission. The audit committee is responsible for overseeing the Company’s accounting and financial reporting processes and the audit of the Company’s financial statements. The Board of Directors has determined that all members of the audit committee are financially literate and that the Chairperson of the audit committee, Joseph Slattery, is an “audit committee financial expert” as defined by SEC rules. The committee’s work is guided by a Board approved written charter. The audit committee was formed in 2004 and held three meetings in 2007.

The audit committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The audit committee serves a board level oversight role where it oversees the relationship with the independent registered public accounting firm, as set forth in the audit committee charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditor, and the experience of the committee’s members in business, financial and accounting matters. Management is responsible for (a) the preparation, presentation and integrity of the Company’s financial statements; (b) accounting and financial reporting principles; and (c) the Company’s internal control over financial reporting and disclosure controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements for 2007 with Company management;

2. The audit committee has discussed with PricewaterhouseCoopers, the Company’s independent registered public accounting firm, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

3. The audit committee has received written disclosures and a letter from PricewaterhouseCoopers, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, and has discussed with PricewaterhouseCoopers their independence.

4. Based on the review and discussion referred to above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The foregoing report is provided by the undersigned members of the audit committee.

Respectfully submitted,

Joseph Slattery, Chairman
Michael Carusi
Jonathan Osgood

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any business at the Annual Meeting. If any other matter or matters are properly brought before the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Richard Randall
Richard Randall
President and Chief Executive Officer

Wilmington, North Carolina
April 25, 2008

0
PROXY
TRANS1 INC.
Annual Meeting of Stockholders
Wednesday, June 4, 2008
10:00 a.m. Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby nominates, constitutes and appoints Richard Randall and Michael Luetkemeyer, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of TRANS1 INC. which the undersigned is entitled to represent and vote at the 2008 Annual Meeting of Stockholders of TRANS1 to be held at TRANS1’s headquarters located at 411 Landmark Dr., Wilmington, North Carolina 28412 on June 4, 2008, at 10:00 a.m., Eastern Time, and at any and all adjournments or postponements thereof, and to vote all shares of the stock of TRANS1 standing in the name of the undersigned with all the powers the undersigned would possess if personally present at such meeting. This Proxy may be revoked by the undersigned at any time prior to its use. The undersigned directs that this Proxy be voted as follows:
(Continued and to be signed on the reverse side)

0	14475

ANNUAL MEETING OF STOCKHOLDERS OF
TRANS1 INC.
June 4, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯

2 0 2 3 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0	0 6 0 4 0 8

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	m m	James Shapiro Joseph Slattery
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008:	☐	☐	☐

3.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.